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                     U.S. SECURITIES AND EXCHANGE COMMISSION
                                WASHINGTON, D.C.

                                   FORM 8-K

                                 CURRENT REPORT

                      Pursuant to Section 13 or 15(d) of the
                         Securities Exchange Act of 1934

                                August 20, 1999
                 ------------------------------------------------
                 Date of Report (date of earliest event reported)

                         SILVERTHORNE PRODUCTION COMPANY
              ----------------------------------------------------
              Exact name of Registrant as Specified in its Charter

         Colorado                  0-11730                84-0189377
---------------------------    ---------------    ---------------------------
State or Other Jurisdiction    Commission File    IRS Employer Identification
      of Incorporation             Number                    Number

         3220 South Higuera Street, Suite 304, San Luis Obispo, CA 93401
         ---------------------------------------------------------------
            Address of Principal Executive Offices, Including Zip Code

                                 (805) 786-2640
               --------------------------------------------------
               Registrant's Telephone Number, Including Area Code


               16053 Via Viajera, Rancho Santa Fe, California 92091
           -----------------------------------------------------------
           Former Name or Former Address, if Changed Since Last Report

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ITEM 1.  CHANGES IN CONTROL OF REGISTRANT.

     On August 20, 1999, Silverthorne Production Company (the "Company") completed the first closing of the acquisition of all of the assets of Inter-American Telecommunications Holding Corporation ("ITHC") in exchange for 29,242,953 shares of the Company's Common stock. Concurrently, ITHC purchased 12,602,431 shares of the Company's Common Stock from four shareholders for $190,000 in cash. As a result, ITHC owns 41,845,384 shares of the Company's Common Stock or approximately 83.7% of the shares outstanding.

     The stock issuances were made pursuant to a Stock Purchase and Asset Acquisition Agreement ("Agreement") between the Company and ITHC. The terms of the Agreement were the result of negotiations between the managements of the Company and ITHC. However, the Board of Directors did not obtain any independent "fairness" opinion or other evaluation regarding the terms of the Agreement, due to the cost of obtaining such opinion or evaluation.

     Pursuant to the terms of the Agreement, the Company intends to call a special shareholders' meeting in the very near future for the purpose of (a) approving a one for four reverse split of the Company's outstanding Common Stock; (b) approving a change of the Company's name to a name designated by ITHC; (c) approving an amendment to the Articles of Incorporation to authorize the issuance of preferred stock; (d) electing a slate of directors designated by ITHC; and (e) approving a stock option plan.

     After the effective date of the reverse stock split, a second closing will be held on the transaction with ITHC, and an additional 4,949,611 post-split shares will be issued to ITHC as final payment for the assets purchased.

     The foregoing summary of the Agreement is qualified by reference to the complete text of the Agreement, together with the schedules thereto, which is filed as Exhibit 10 hereto, and is incorporated herein by this reference.

     As a result of the transaction with ITHC and the issuance of the 29,242,952 shares of the Company's Common Stock and the sale of 12,602,431 shares of the Company's Common Stock, following are those persons known by the Company to own 5% or more of the Company's Voting Stock:

                                                        PERCENT OF
                                   NUMBER OF            OUTSTANDING
      NAME AND ADDRESS           VOTING SHARES         VOTING SHARES
   -----------------------       -------------         -------------

   Inter-American Tele-            41,845,384              83.7%
    communications Holding
    Corporation
   Suite 304
   3220 S. Higuera Street
   San Luis Obispo, CA  93401

   Jim L. Boswell                  41,845,384(1)           83.7%
   Suite 304
   3220 S. Higuera Street
   San Luis Obispo, CA  93401

                                   2
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   Anderson Family Trust No. 2     41,845,384(1)           83.7%
   Suite 108
   2608 Second Avenue
   Seattle, WA  98121

   All directors and Officers      41,865,384(1)(2)        83.7%
   as a Group (2 Persons)
______________

(1) Represents the shares held in the name of ITHC. Mr. Boswell is President, a director and shareholder of ITHC and the Anderson Family Trust No. 2 is a majority shareholder of ITHC.

(2) Includes 41,845,384 shares held by ITHC and 20,000 shares held beneficially by David L. Jackson.

     Effective on the closing of the acquisition, the Company's officers and directors were as follows:

        Jim L. Boswell      -   President and Director
        David L. Jackson    -   Vice President, Secretary and Director

ITEM 2.  ACQUISITION OR DISPOSITION OF ASSETS.

     As described in Item 1 of this Report, on August 20, 1999, the Company acquired all of the assets of ITHC in exchange for shares of the Company's Common stock.

     ITHC, through Cognigen, its e-commerce division, is a major marketer of long-distance telecommunications services. Operating on the Internet via thousands of Web sites, Cognigen markets both domestic and international long-distance telephone service as well as prepaid calling cards through a network of 33,000 independent agents to 150,000 subscribers worldwide. ITHC/Cognigen sells over $3 million per month of discount long-distance service and prepaid calling cards provisioned by several major carriers.

     Since 1997, the Cognigen division has experienced significant growth in the retail revenue it has generated in the size of its corps of agents, and in the number of subscribers it has acquired and maintained. ITHC/Cognigen's Internet presence operates through proprietary programs that provide for a very high volume of visits with user friendly procedures that allow on-line fulfillment of service applications. Typically, a Cognigen subscriber is able to apply for, and obtain discount long-distance service within a matter of hours rather than days.

     ITHC/Cognigen's significant rate of growth can be seen by comparing its performance for all of 1998 and for the first six months of 1999. In 1998, based on unaudited results, the Cognigen Division realized net income of $375,252 on retail revenues of $6,186,698. For the first six months of 1999, based on unaudited results, Cognigen realized net income of $302,149 on retail revenues of $9,624,661.

ITEM 7.  FINANCIAL STATEMENTS, PRO FORMA FINANCIAL INFORMATION AND EXHIBITS.

         (a) FINANCIAL STATEMENTS OF BUSINESSES ACQUIRED. The financial statements required by Rule 3-05(b) of Regulation S-X for ITHC are not yet available, and will be filed by amendment on or before November 3, 1999.

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    (b) PROFORMA FINANCIAL INFORMATION.  The pro forma financial information required by Article 11 of Regulation S-X is not yet available, and will be filed by amendment on or before November 3, 1999.

      (c)  Exhibits.

           Exhibit 10 Stock Purchase and Asset Acquisition Agreement by and among Inter-American Telecommunications Holding Corporation, Silverthorne Production Company, et al.



                                  SIGNATURES

    Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned, hereunto duly authorized.

                                     SILVERTHORNE PRODUCTION COMPANY



Dated: September 17, 1999            By:/s/ Jim L. Boswell
                                        Jim L. Boswell, President









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